SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 16, 2011

OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On December 16, 2011, the Board of Directors of Otter Tail Corporation (the “Company”) elected Mark W. Olson to serve as a member of the Board of Directors.  Mr. Olson fills the vacancy created by the resignation of John MacFarlane, which was effective November 8, 2011, as a result of reaching the Board’s mandatory retirement age.  He will serve for the remainder of that term, which expires on the date of the Company’s 2013 Annual Meeting of Shareholders.

Mr. Olson was not appointed to any committees of the Board of Directors at their meeting on December 16.  There are no arrangements or understandings between Mr. Olson and any other persons pursuant to which Mr. Olson was selected as a Director.  Mr. Olson does not have a direct or indirect material interest in any currently proposed transaction to which the Company was or is to be a participant in which the amount involved exceeds $120,000, nor has Mr. Olson had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year.  Mr. Olson will be compensated for his service on the Board of Directors as described in the Company’s proxy statement for its 2011 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 2, 2011.

Mr. Olson, currently Co-Chair of Treliant Risk Advisors, a multi-disciplinary compliance and strategic advisory firm specializing in the financial services industry, has had an extensive career as a top-level executive in both the public and the private sector. Mr. Olson served five years as a member of the Federal Reserve Board of Governors and the Federal Open Market Committee. Mr. Olson served three years as Chairman of the Public Company Accounting Oversight Board.  He spent more than a decade as a partner with Ernst & Young LLP, and currently serves as a member of the Ernst & Young Global Advisory Board.  Mr. Olson is a past president of the American Bankers Association, starting his career at First Bank System (now U.S. Bancorp), and eventually becoming President and CEO of Security State Bank, Fergus Falls, MN, a community institution founded by his father in 1957.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date:	December 20, 2011

		By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer